Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com


                                                          Shire


10 June 2003


Shire Pharmaceuticals Group plc (the "Company")

Application has been made to the UK Listing Authority and the London Stock Exchange for a listing of 102,000 ordinary shares of 5p each in the Company to be admitted to the Official List.

These shares, ranking pari passu in all respects with the existing shares in issue, have been issued pursuant to the exchange of certain Exchangeable Shares in Shire Acquisition Inc., in accordance with the terms of the Merger Agreement with BioChem Pharma Inc.


For further information please contact:

Gordon Ngan - Investor Relations                        +44 1256 894 160


Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international emerging pharmaceutical company with a strategic focus on four therapeutic areas
- central nervous system disorders (CNS), gastrointestinal (GI), oncology, and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and Biologics. Shire's core strategy is based on research and development combined with in-licensing and a focus on key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com